Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-180410-04) and the Registration Statement on Form S-4 (No. 333-185996) of our report dated February 24, 2014 (except for the effects of retrospectively applied accounting standards as described in Note 1 and the effects of the sale of PPL Montana’s hydroelectric generating facilities as described in Note 5, as to which the date is December 22, 2014), with respect to the consolidated financial statements of PPL Energy Supply, LLC, included in this Current Report on Form 8-K.

              /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 22, 2014